EXHIBIT 10.4

Commercialization and Technology Agreement
THIS COMMERCIALIZATION AND TECHNOLOGY AGREEMENT (this “Agreement”) is entered into as of this 15th day of May, 2015 (the “Effective Date”) between The Scotts Company LLC, an Ohio limited liability company, with its principal place of business at 14111 Scottslawn Road, Marysville, Ohio 43041, and Monsanto Company, a Delaware corporation, with its principal place of business at 800 N. Lindbergh Blvd., St. Louis, Missouri 63167.

RECITALS:

A.
Whereas, the Parties are contemporaneously entering into that certain Lawn and Garden Brand Extension Agreement (the “License Agreement”) pursuant to which Monsanto shall license certain rights to Scotts within the Residential Lawn & Garden Field (as defined in the License Agreement).

B.
Whereas, Scotts wishes to receive the right, under certain circumstances, to discuss the possible acquisition of additional rights from Monsanto within the Residential Lawn & Garden Field (as defined below) and Monsanto is willing to discuss granting such rights, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.
DEFINITIONS. Capitalized terms used herein without definition shall have the meanings assigned to them in the License Agreement. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings and may be used interchangeably in the singular or plural context:

1.1
“Agency Agreement” means that certain Amended and Restated Exclusive Agency and Marketing Agreement by and between Monsanto Company and The Scotts Company LLC, effective as of September 30, 1998, and amended and restated as of November 11, 1998, and as such agreement has been amended from time to time.

1.2
“Agricultural Uses” means the cultivation, maintenance, or harvest of plants, animals, or other organisms for the sale or other commercial use of such organisms or products made with or derived from those organisms.

1.3
“Commercialize” means offering to sell or selling a product or service for commercial purposes in combination with marketing, promotional, or advertising activities directed to selling or offering to sell such product or service. For the avoidance of doubt, “Commercialize” does not include providing or selling a product or service for research or development purposes. “Commercialized” and “Commercialization” shall be similarly defined.

1.4
“Controlled,” when used in connection with the term Monsanto Technology, means the ownership, contractual right, or other legal authority or right of Monsanto to, as applicable, grant a license or sublicense of rights in such Monsanto Technology to another Person, or to disclose or provide such Monsanto Technology to another Person, in either case without breaching the terms of any agreement with a Third Party.

1.5
“Intellectual Property” means any and all: (a) know-how, formulas, inventions, improvements, manufacturing and production processes and techniques, and other confidential, proprietary, or trade secret technical information; (b) Patents; and (c) computer software, firmware, and programs and copyrights therein and copyrights in other technical tangible works of expression.

1.6	“ITO” means industrial, turf and ornamental.

1.7
“ITO Uses” means the use of products or services in, on, or around a property by a Person who is not the owner or a resident of the property and who has been hired, employed, or otherwise commercially engaged, directly or indirectly, by the owner or a resident of such property to use such products in, on, or around such property and services commercially applying such products.

1.8	“L&G Product” is defined in Section 2.1.

1.9	“L&G Service” is defined in Section 2.1.

1.10	“Monsanto” means Monsanto Company and its Affiliates.

1.11	“Monsanto Technology” means Intellectual Property that is Controlled by Monsanto, determined as of the date of the applicable Technology License Notice (as defined below).

1.12	“Party” means either Monsanto or Scotts, and the term “Parties” means collectively Monsanto and Scotts.

1.13
“Patent(s)” means (a) all patents and patent applications and any patents issuing therefrom worldwide, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, patents resulting from any U.S. post-grant review or inter partes review proceedings, extensions, supplementary protection certificates, term extensions (under applicable patent law or other applicable law and regulation), certificates of invention and the like, and any provisional applications of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.

1.14
“Professional Residential Service Uses” means the subset of ITO Uses where the Person(s) hired, employed, or otherwise commercially engaged provides services to cultivate, maintain and control lawns, gardens or plants, and to control pests associated with such lawns, gardens or plants only or substantially only to private residential customers in, on or around those residential customers’ personal residential properties (such services being “Professional Residential Services” and Persons providing such services being “Professional Residential Service Providers”).

1.15
“Related Product” means, in reference to a particular L&G Product or an L&G Service Product (as defined below), any L&G Product that is an improvement or a modification to, derived from, a derivative work of or a replacement of or in the same or similar product class or family as that L&G Product or L&G Service Product such that such L&G Product is in the same market category or accomplishes the same or similar function in the same or similar manner as that L&G Product or L&G Service Product.

1.16	“Related Product or Service” means, as applicable, and in reference to a particular L&G Product or L&G Service, a Related Product or a Related Service.

1.17
“Related Service” is defined in reference to a particular L&G Service and means, in reference to that L&G Service, any L&G Service that will use and employ, as a primary component of such L&G Service, L&G Products or Related Products as all or a majority of the L&G Products identified in respect of such L&G Service in the applicable Commercialization Notice (the “L&G Service Products”) and/or their respective Related Products.

1.18
“Residential Lawn & Garden Field” means (a) packaged goods marketed to, promoted or positioned solely for use by customers in, on, or around their personal residential properties to cultivate, maintain and control residential lawns, gardens, or house plants, or to control household pests or pests associated with such lawns, gardens or house plants, (b) packaged goods marketed, promoted or positioned solely for use by Professional Residential Service Providers in, on or around personal residential properties to cultivate, maintain and control residential lawns, gardens or house plants, or to control household pests or pests associated with such lawns, gardens or house plants and only when marketed, promoted and sold to consumers though DIY Superstores (i.e., stores ranging from 40,000 square feet to more than 100,000 square feet with expanded building materials with garden/landscaping centers outside of the stores such as Lowe’s and The Home Depot), and (c) Professional Residential Services provided by Professional Service Providers; but provided that notwithstanding the foregoing, the “Residential Lawn & Garden Field” excludes:

(a)	all products and services promoted or positioned for ITO Uses other than Professional Residential Service Uses; and

(b)	all products and services promoted or positioned for Agricultural Uses.

1.19	“Scotts” means The Scotts Company LLC and its Affiliates.

1.20
“Superior Commercialization Offer” means a bona fide written offer with respect to Commercialization of an L&G Product or L&G Service, which contains terms and conditions that support a similar or alternate system of Commercialization that Monsanto determines in its reasonable discretion and taking into account all relevant legal, financial, commercial and regulatory aspects, to be more favorable to Monsanto, taken as a whole, than those set forth in the Commercialization Proposal (as defined below) provided by Scotts with respect to such L&G Product or L&G Service. By way of example and not limitation, in making such determination, Monsanto may consider differences in the type and level of proposed services, territorial differences, Monsanto’s preference for exclusivity or non-exclusivity, the opportunity for aggregation of non-exclusive arrangements, business synergies and other commercial aspects.

1.21
“Superior License Offer” means a bona fide written offer with respect to a license of the Monsanto Technology identified in a particular Technology License Notice, which contains terms and conditions that support a similar or alternate license arrangement that Monsanto determines in its reasonable discretion and taking into account all relevant legal, financial, commercial and regulatory aspects, to be more favorable to Monsanto, taken as a whole, than those set forth in the Technology License Proposal (as defined below) provided by Scotts with respect to the license of such Monsanto Technology. By way of example and not limitation, in making such determination, Monsanto may consider differences in the level of proposed services, territorial differences, Monsanto’s preference for exclusivity or non-exclusivity, the opportunity for aggregation of non-exclusive arrangements, business synergies and other commercial aspects.

2.	COMMERCIALIZATION AND TECHNOLOGY LICENSE OPPORTUNITIES

2.1
Commercialization. If, during the term of this Agreement, Monsanto elects to Commercialize in the United States any product in the Residential Lawn & Garden Field (an “L&G Product”) or any services in the Residential Lawn & Garden Field that will use and employ, as the primary component of such services, any L&G Product (an “L&G Service”), then prior to engaging in such Commercialization, Monsanto shall give written notice to Scotts of such intent, which notice shall identify the L&G Product or L&G Service (the “Commercialization Notice”). Scotts shall have sixty (60) days after the date of the Commercialization Notice to provide a written proposal to Monsanto to participate in the Commercialization of such L&G Product or L&G Service (the “Commercialization Proposal”). Any such Commercialization Proposal shall contain material terms for an agreement for such participation, including: (i) Scotts’ proposed role in such Commercialization (e.g., as a licensee, distributor, service provider, acquirer, collaborator, co-developer or other participant and whether such proposed participation role is exclusive or non-exclusive) (the “Commercialization Role”); (ii) material financial terms, including royalty payments, upfront payments, and milestone payments; (iii) the proposed term of the participation (including a description of proposed termination rights); (iv) whether any territories other than the United States are proposed for such agreement; (v) any proposed on-going service, development or other obligations Monsanto would have under such agreement; and (vi) a reasonable timeline for completing such transaction.

(a)
If the Commercialization Proposal is not received within the sixty (60) day response period or if Scotts notifies Monsanto in writing that Scotts declines to extend such an offer, Monsanto shall thereafter have the right, without further notice or obligation to Scotts, to Commercialize (directly or via one or more Third Parties) the L&G Product or the L&G Service identified in the Commercialization Notice and/or any Related Product or Service. Except that if, within eighteen (18) months of the end of the response period, Monsanto has not entered into an agreement with a Third Party regarding Commercialization of such L&G Product or L&G Service or Related Product or Service, then, Monsanto shall not Commercialize the L&G Product or L&G Service until Scotts has an opportunity to evaluate such L&G Product or L&G Service pursuant to this Section 2.1.

(b)
If Scotts does provide a Commercialization Proposal within the sixty (60) day response period, then Monsanto and Scotts shall have a further thirty (30) days to negotiate exclusively and in good faith the terms of Scotts’ participation in such Commercialization; provided that neither Party shall have an obligation to enter into a definitive agreement regarding a Commercialization Proposal. If Monsanto and Scotts fail to enter into a definitive agreement for Scotts’ proposed participation in such Commercialization during such further thirty (30) day period, then, subject to Section 2.1(c) below, Monsanto shall thereafter have the right to Commercialize (directly or via one or more Third Parties) the L&G Product or the L&G Service identified in the Commercialization Notice and/or any Related Product or Related Service.

(c)
If Scotts has timely provided a Commercialization Proposal in response to a Commercialization Notice for Commercialization of a particular L&G Product or L&G Service and the Parties have failed to enter into a definitive agreement with respect to such Commercialization within ninety (90) days of the date of the Commercialization Notice, then Monsanto may thereafter directly Commercialize the L&G Product or L&G Service and/or any Related Product or Service. Monsanto may engage one or more Third Parties to participate in such Commercialization in any capacity other than the Commercialization Role proposed by Scotts in the applicable Commercialization Notice (or a substantially similar role) at any time or from time to time in such manner and upon such terms as Monsanto, in its discretion, deems appropriate. In addition, Monsanto may thereafter consummate any agreement with a Third Party to participate in the Commercialization of the L&G Product or L&G Service and/or any Related Product or Service in the Commercialization Role proposed by Scotts in the applicable Commercialization Proposal if such agreement is made pursuant to the acceptance of a Superior Commercialization Offer. If an offer by such Third Party for participation in the Commercialization of the L&G Product or L&G Service and/or any Related Product or Service in the Commercialization Role proposed by Scotts in the applicable Commercialization Proposal that Monsanto intends to accept is not a Superior Commercialization Offer, then Monsanto may give written notice thereof to Scotts and Scotts shall have twenty (20) days thereafter to match the terms and conditions of such offer by giving written notice to Monsanto. If Scotts does match the terms and conditions of such offer, then Monsanto and Scotts shall, within ten (10) days thereafter, execute one or more binding agreements with respect to such transaction. If Scotts does not match the terms and conditions of such offer or enter into such binding agreement(s) with Monsanto in such timeframe, then Monsanto may thereafter engage one or more Third Parties to participate in such Commercialization in any capacity at any time or from time to time in such manner and upon such terms as Monsanto, in its discretion, deems appropriate.

(d)
With respect to any time periods set forth in this Section, the Parties may agree to extend such periods and Monsanto’s consent to such extension shall not be unreasonably withheld, and for the avoidance of doubt, it would be reasonable to decline to grant such an extension if the extension would delay Monsanto’s planned Commercialization or its ability to negotiate with Third Parties that may have an interest in participating in Commercialization.

2.2
Technology License. If, during the term of this Agreement, Monsanto elects to grant a license in the United States to any Third Party to any Monsanto Technology for commercial uses entirely or substantially entirely (wherein the determination of substantially entirely is based the anticipated value of such rights and Monsanto’s reasonable business judgment regarding such anticipated value) within the Residential Lawn & Garden Field, Monsanto shall give written notice to Scotts of such intent, which notice shall identify the Monsanto Technology to be licensed, the proposed commercial uses for such technology, and whether such license will be exclusive or non-exclusive (the “Technology License Notice”). Scotts shall have sixty (60) days after the date of the Technology License Notice to provide a written proposal to Monsanto to license such Monsanto Technology from Monsanto for such commercial uses and whether such proposal is on an exclusive or non-exclusive basis (the “Technology License Proposal”). Any such Technology License Proposal shall contain material terms for a technology license agreement including: (i) material financial terms, including royalty payments, upfront payments, and milestone payments; (ii) the proposed term of the license (including a description of proposed termination rights); (iii) whether any territories other than the United States are proposed for such agreement; (iv) any proposed on-going service, development or other obligations Monsanto would have under such agreement; and (v) a reasonable timeline for completing such transaction.

(a)
If the Technology License Proposal is not received within the sixty (60) day response period or if Scotts notifies Monsanto in writing that Scotts declines to extend such an offer, Monsanto shall thereafter have the right, without further notice or obligation to Scotts, to license the Monsanto Technology identified in the Technology License Notice along with any other reasonably related technology for any or all of the uses identified and on the basis (e.g., exclusive or non-exclusive) identified and reasonably related uses in the Technology License Notice. Except that if, within eighteen (18) months of the end of the response period, Monsanto has not entered into an agreement with a Third Party regarding licensing of such Monsanto Technology or other reasonably related technology, then, Monsanto shall not license such Monsanto Technology for commercial uses entirely or substantially entirely within the Residential Lawn & Garden Field until Scotts has an opportunity to evaluate such Monsanto Technology pursuant to this Section 2.2.

(b)	If Scotts does provide a Technology License Proposal within the sixty (60) day response period, then Monsanto and Scotts shall have a further thirty (30) days to negotiate exclusively and in good faith the terms of such license agreement; provided that neither Party shall have an obligation to enter into a definitive license agreement regarding a Technology License Proposal. If Monsanto and Scotts fail to enter into a definitive license agreement during such further thirty (30) day period, then, subject to Section 2.2(c) below, Monsanto shall thereafter have the right to license the Monsanto Technology identified in the Technology License Notice along with any other reasonably related technology for any or all of the uses identified and on the basis (e.g., exclusive or non-exclusive) identified and reasonably related uses in the Technology License Notice.

(c)
If Scotts has timely provided a Technology License Proposal in response to a Technology License Notice and the Parties have failed to enter into a definitive license agreement within ninety (90) days of the date of the Technology License Notice, then Monsanto may thereafter enter into any agreement to license the Monsanto Technology identified in the Technology License Notice along with any other reasonably related technology to a Third Party for any or all of the uses identified and reasonably related uses and on the basis (e.g., exclusive or non-exclusive) identified in the Technology License Notice if such license agreement is made pursuant to the acceptance of a Superior License Offer. If the offer of such Third Party is not a Superior License Offer but Monsanto wishes to accept such offer, then Monsanto may give written notice thereof to Scotts and Scotts shall have twenty (20) days thereafter to match the terms and conditions of such offer by giving written notice to Monsanto. If Scotts does match the terms and conditions of such offer, then Monsanto and Scotts shall, within ten (10) days thereafter execute one or more binding agreements with respect to such transaction. If Scotts does not match the terms and conditions of such offer or enter into such binding agreement(s) with Monsanto in such timeframe, then Monsanto shall thereafter have the right, without further notice or obligation to Scotts, to license to one or more Third Parties the Monsanto Technology identified in the Technology License Notice along with any other reasonably related technology for any or all of the uses.

(d)
With respect to any time periods set forth in this Section, the Parties may agree to extend such time periods and Monsanto’s consent to such extension shall not be unreasonably withheld, and for the avoidance of doubt, it would be reasonable to decline to grant such an extension if the extension would delay Monsanto’s planned licensing or its ability to negotiate with Third Parties that may have an interest in participating in such licensing.

2.3
Limitations on Rights. Nothing in this Agreement shall preclude Monsanto from: (a) pursuing or continuing any Commercialization activities in which it is engaged or committed (or which are subject to contractual obligations with respect to future commercialization with a Third Party that may preclude Scotts from having the first option under Section 2.1 and 2.2) as of the Effective Date, including any Related Product or Service, or to require Monsanto to grant Scotts the option to participate in any such activities; or (b) continuing any licensing arrangements for any Monsanto Technology in existence as of the Effective Date, including any reasonably related technology, or to require Monsanto to grant Scotts the option to license such Monsanto Technology under the same or similar terms as such existing licensing arrangements. Furthermore, in no event shall any of the following trigger any obligations of Monsanto or rights of Scotts under this Agreement: (x) (i) any Change of Control of Monsanto or any transaction that occurs pursuant to, in connection with or arises out of such a transaction; (ii) Monsanto’s divestiture of any business, line of business, assets or investments (whether through a sale of assets or equity, merger, spin off or other similar transaction); (iii) any acquisition or investment by Monsanto of, or in, any Third Party’s business or line of business, assets, intellectual property or other rights (whether through a sale of assets or equity, merger, license, financing or other similar transaction); or (iv) any intercompany activities of Monsanto (including, without limitation, with respect to the transfer of any

Commercialization activities among Monsanto Company and its Affiliates); (y) activities in which a Third Party acquired by Monsanto or involved in a Change of Control of Monsanto was or is engaged at the time of such acquisition or Change of Control; or (z) the continuation of any such Third Party’s business and any related extensions thereof. Furthermore, for the avoidance of doubt, the provisions of this Agreement shall not apply to any grant of license (or intent to grant a license) to Monsanto Technology for uses that are not entirely or substantially entirely within the Residential Lawn & Garden Field or if Monsanto does not have the legal or contractual right to enter into an agreement with Scotts. For further avoidance of doubt, in the event of subsequent transactions with Monsanto described in 2.3(x)(iii), 2.3(y), and 2.3(z), the lack of obligations of Monsanto or rights of Scotts shall apply to L&G Product or L&G Service Commercialization activities and any technology licensing within the Residential Lawn & Garden Field in which the entity involved in such transaction, its business or assets, or any acquired business or assets are engaged in or committed to with a Third Party (or which are subject to contractual obligations with respect to future commercialization with a Third Party that may preclude Scotts from having the first option under Section 2.1 and 2.2) as of the date of such transaction (including subsequent Commercialization of Related Products and Services and licensing of any reasonably related technology), but Commercialization of other L&G Products and L&G Services and licensing of other Monsanto Technology acquired in such transaction are subject to Sections 2.1 and 2.2.

2.4
L&G Technology Showcase. Beginning in 2015 and occurring not less than once per calendar year, a Technology Review Team (hereinafter “TRT”) consisting of Monsanto and Scotts representatives shall convene, preferably in person, to review Monsanto’s pipeline of products and technologies that Monsanto deems to have potential applicability to the Residential Lawn & Garden Field and about which Monsanto is willing to discuss possible Commercialization. The intent of the L&G Technology Showcase is to demonstrate a preferred commercialization partnership and maximize opportunities for Commercialization of L&G Products/Services. Monsanto and Scotts shall each appoint a TRT leader to coordinate and Monsanto shall distribute a non-confidential version of the agenda in advance of the meeting, providing an abstract of the products and technologies to be discussed. At Scotts’ request, any agenda items may be removed from the agenda.

3.	TERM

3.1	The term of this Agreement shall be from the Effective Date to the thirtieth (30th) anniversary of the Effective Date, unless terminated earlier pursuant to the terms of this Agreement.

3.2
This Agreement shall terminate immediately, without further notice or action by either Party, upon termination of the License Agreement or the Agency Agreement, in their entirety or as they apply to any individual country or group of countries due to a material breach of either of those agreements by Scotts. In addition, this Agreement shall terminate thirty (30) days after Scotts’ receipt of Monsanto’s written notice of Scotts’ breach of any material term of this Agreement, the License Agreement or the Agency Agreement unless Scotts cures such breach and notifies Monsanto in writing of such cure during such thirty (30) day period. For the avoidance of doubt, (a) this Agreement may be terminated as a result of Scotts’ uncured material breach of the License Agreement or the Agency Agreement even if the License Agreement or the Agency Agreement, as applicable, is not terminated or does not terminate and (b) for purposes of this Section 3.2, a material breach of the License Agreement shall include, in addition to the Material Breaches as defined in the License Agreement, any other material breach of such agreement.

4.
ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Except as set forth in this Section 4, neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by a Party (by operation of law, Change of Control or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing, (i) Monsanto Company shall have the right to transfer and assign all, but not less than all, of Monsanto’s rights, interests and obligations hereunder to any of its Affiliates; provided, that Monsanto Company shall remain liable for the performance of Monsanto’s obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 4; (ii) The Scotts Company LLC shall have the right to transfer and assign all, but not less than all, of Scotts’ rights, interests and obligations hereunder to any of its Affiliates; provided, that The Scotts Company LLC shall remain liable for the performance of Scotts’ obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 4; and (iii) The Scotts Company LLC shall be entitled to transfer and assign all, but not less than all, of Scotts’ rights, interests and obligations hereunder to (A) any Third Party to whom The Scotts Company LLC or any of its Affiliates transfers and assigns (or has previously transferred and assigned) all, but not less than all, of Scotts’ rights, interests and obligations under the Agency Agreement and the License Agreement (by operation of law, Change of Control or otherwise) as expressly permitted by the terms of such agreements or (B) any Third Party to whom The Scotts Company LLC or any of its Affiliates transfers and assigns (or has previously transferred and assigned) all, but not less than all, of Scotts’ rights, interests and obligations under the Agency Agreement and the License Agreement with respect to the North America Territories as expressly permitted by the terms of such agreements.  For the avoidance of doubt, this Agreement and the rights, interests and obligations hereunder may only be transferred and assigned (by operation of law, Change of Control or otherwise) to another party in their entirety and not in part.

5.	REPRESENTATIONS AND WARRANTIES

5.1	SCOTTS’ REPRESENTATION AND WARRANTIES:

5.1.1
The Scotts Company LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Ohio and has all requisite company power and authority to carry on and conduct its business as it is now being conducted.

5.1.2
The Scotts Company LLC has the company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to obligate its Affiliates to perform hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of The Scotts Company LLC. This Agreement is a legal, valid and binding obligation of Scotts enforceable in accordance with its terms.

5.1.3
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) contravene, conflict with or result in a violation of any applicable Laws; (ii) conflict with any of the provisions of The Scotts Company LLC’s organizational documents; (iii) violate in any material respect the terms of any other material agreement, contract or other instrument to which The Scotts Company LLC is a party; or (iv) give rise to any consent or authorization of any other Person.

5.2	MONSANTO’S REPRESENTATION AND WARRANTIES:

5.2.1
Monsanto Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted.

5.2.2
Monsanto Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to obligate its Affiliates to perform hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Monsanto Company. This Agreement is a legal, valid and binding obligation of Monsanto, enforceable in accordance with its terms.

5.2.3
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) contravene, conflict with or result in a violation of any applicable Laws; (ii) conflict with any of the provisions of Monsanto Company’s organizational documents; (iii) violate in any material respect the terms of any other material agreement, contract or other instrument to which Monsanto Company is a party; or (iv) give rise to any consent or authorization of any other Person.

6.
DISPUTE RESOLUTION. The Parties agree to resolve any disputes that may arise from time to time in connection with this Agreement in connection with the dispute resolution procedures set forth in Section 16 of the License Agreement; provided, however, that no breach or alleged breach of this Agreement shall be deemed to be a Material Breach for purposes of Section 16.4 of the License Agreement.

7.
CONFIDENTIALITY. The provisions of Section 17 of the License Agreement shall apply to and govern any Confidential Information disclosed by a “disclosing” Party to a “receiving” Party in connection with their obligations under this Agreement. However, if Monsanto reasonably requests additional confidentiality undertakings in connection with any proposed Commercialization Notice or Technology License Notice, and Scotts declines to enter into such additional confidentiality undertakings, then Monsanto shall have no obligation to Scotts with regard to any such proposed Commercialization Notice or Technology License Notice.

8.
NOTICES. All notices, requests, approvals, disapprovals, consents and statements to be given hereunder shall be given or made in accordance with the notice provisions in Section 18 of the License Agreement.

9.
NO WAIVER: MODIFICATION: SEVERABILITY. None of the terms of this Agreement can be waived or modified except expressly in writing signed by both Parties. The failure of either Party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision. If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.

10.
WHOLE AGREEMENT: CONSTRUCTION. Upon execution, this Agreement cancels, terminates and supersedes any prior Agreement or understanding relating to the subject matter hereof between Monsanto and Scotts. This Agreement includes the entire understanding between the Parties as to its subject matter, and there are no representations, promises, warranties, covenants, or undertakings other than those contained herein.

11.	GOVERNING LAW. The governing law and venue provisions of Section 23 of the License Agreement shall apply to this Agreement.

12.
SURVIVABILITY. The respective obligations of the Parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement shall survive the Agreement’s termination, cancellation or expiration.

13.	MISCELLANEOUS

13.1	This Agreement shall bind and inure to the benefit of the Parties and their permitted successors and assigns.

13.2
The captions and headings contained in this Agreement are used for convenience only and shall not be deemed or construed to have any substantive content in interpreting the meaning of any of the provisions of this Agreement.

13.3
The Parties to this Agreement are independent contractors. This Agreement does not create a relationship of agency, partnership, joint venture, employment or franchise between the Parties. This Agreement does not give either Party the authority to bind the other or to incur any obligation on the other’s behalf.

14.	COUNTERPARTS. The Parties agree that this Agreement may be signed in multiple, identical counterparts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE SCOTTS COMPANY LLC By:_/s/ JAMES HAGEDORN___________ Title: President and Chief Executive Officer	MONSANTO COMPANY By: _/s/ HUGH GRANT_______________ Title: Chairman and Chief Executive Officer